Exhibit 99.2

NEWS RELEASE

Media Contact:
Kathy Stahlman, @Road Public Relations
(415) 333-9991
kstahlman@road-inc.com

Snow Removal Response Teams Seek to Improve Efficiency with @Road® Service

4,000 mobile workers equipped with @Road Pathwaysm service on wireless phones

FREMONT, CA — October 28, 2004 — @Road, Inc. (NASDAQ: ARDI), a leading provider of mobile resource management (MRM) services, today announced that @Road Pathway has been deployed to approximately 4,000 snow and ice response team contractors in the Northeast to enhance their field operations and decrease response times to customers for the 2004-05 snow season. From any internet connected PC, snow and ice removal dispatchers can easily manage mobile workers and quickly deploy them to areas of greatest need.

“We believe that the use of @Road mobile resource management services with GPS-enabled mobile phones is a powerful combination,” said Krish Panu, president and CEO of @Road. “The deployment of @Road Pathway services for the Northeast region is our largest to date, and we believe it illustrates the growing need for MRM solutions that connect the mobile workforce to the office.”

About @Road
 @Road, Inc. (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service, and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to approximately 131,000 mobile workers in North America every day. The company has headquarters in Fremont, CA and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability of @Road to support the @Road Pathway service discussed herein, the dependence on a wireless carrier partner to support and bill the customer and remit fees relating thereto to @Road, the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-Q dated August 9, 2004, Report on Form 10-K dated March 12, 2004 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this news release.

@Road is a registered trademark of @Road, Inc. The @Road logo is a trademark of @Road, Inc. @Road Pathway is a service mark of @Road, Inc. All other product names and services are the property of their respective owners.